EXHIBIT 11

GUARANTEE and INDEMNITY
by UTAH MEDICAL PRODUCTS, INC. to BANK OF IRELAND

Dated the 13th day of June, 2008

__________________________________

UTAH MEDICAL PRODUCTS INC

- and -

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

____________________________________________________________________

G U A R A N T E E  and   I N D E M N I T Y
____________________________________________________________________

BRANCH	:	ATHLONE
ACCOUNT OF	:	UTAH MEDICAL PRODUCTS LIMITED
EXECUTED BY	:	UTAH MEDICAL PRODUCTS INC
AMOUNT	:	€2,621,000
CURRENCY	:	EURO

Richard Black Solicitors
Beechfield House
Clonee,
Dublin 15

G U A R A N T E E  and  I N D E M N I T Y

THIS GUARANTEE AND INDEMNITY dated this 13th day of June Two Thousand and Eight.

BETWEEN: UTAH MEDICAL PRODUCTS, INC. of 7043 South 300 West Midvale, UT 84087 (hereinafter called “the Guarantor” which expression shall include its, successors or assigns) and THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND (hereinafter called “the Bank” which expression shall include its successors or assigns).

Whereas the Guarantor has requested and the Bank has agreed to grant and/or continue accommodation to UTAH MEDICAL PRODUCTS LIMITED of Garrycastle, Athlone, Co. Westmeath (hereinafter called “the Customer”) upon the Guarantor executing a Guarantee in favour of the Bank on the terms and conditions hereinafter appearing.

Now therefore IT IS HEREBY AGREED AND DECLARED as follows:-

A.           In consideration of the Bank making or continuing advances or otherwise giving credit or affording banking facilities to the Customer, for as long as the Bank may think fit, the Guarantor unconditionally and irrevocably guarantee and agree as a continuing obligation to pay to the Bank on demand all sums of money (hereinafter called the “ultimate balance”) which are now or shall at any time be owing or remain unpaid to the Bank anywhere from or by the Customer whether as principal or surety and whether solely or jointly with any other party or from any firm in which the Customer may be a partner, upon current overdraft accounts, promissory notes or bills discounted or paid and other loans, credits, leases, indemnities or advances made to or for the accommodation or at the request of the Customer solely or jointly or of any such firm as aforesaid whether for actual or contingent liability or any liability in connection with foreign exchange transactions or any liability in connection with interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options, Interest Rate Caps, Interest Rate Floors, Interest Rate Collars, Gilt and Cash Options and any other forms of financial instruments or pursuant to any guarantees, indemnities or on any other account or in respect of money which the Customer is or shall become liable to pay to the Bank in any manner whatsoever together with in all the cases aforesaid, all interest, as well after as before any demand or judgment, discount and other bankers' charges including legal charges occasioned by the preparation, negotiation and execution of this guarantee or as otherwise may be incident to this or any other security held by or offered to the Bank for the ultimate balance or by or to the enforcement of any such security and any liability to stamp duty or any other duties (all such monies being hereinafter referred to as “the Customer's liabilities”) on a full and unqualified indemnity basis save and except any part of the Customer's liabilities, the securing of which would contravene the provisions of Section 31 of the Companies Act 1990 as the same be amended, extended or re-enacted from time to time or any equivalent or like provision of law PROVIDED ALWAYS that the total amount ultimately enforceable against the Guarantor under this guarantee shall not exceed the principal amount set out below and to the extent they relate to such principal the following additional amounts:-

(i)	all unpaid interest accrued and payable in respect of the Customer's liabilities;

(ii)
all interest on the Customer's liabilities from the date of demand under or earlier determination of this guarantee until payment calculated at the rate and in the manner applicable to the relevant account of the Customer;

(iii)
all unpaid commission, fees, charges (including legal charges) and expenses payable in respect of the Customer's liabilities together with any broken funding costs, damages, liabilities and any liabilities in connection with interest and foreign exchange transactions or any liability in connection with interest and currency hedging and swap agreements, forward rate agreements, interest and currency futures or options, interest rate caps, interest rate floors, interest rate collars, gilt and cash options and any other forms of financial instruments which may be incurred by the Bank in respect of the Customer's liabilities; and

(iv)
all such additional amounts as may be necessary in order that the net amounts which the Bank receives from the Guarantor hereunder after any taxes, levies, imposts, duties, deductions, withholdings or other charges referred to in Clause 24 hereof shall equal the respective amounts due under this guarantee.

The principal amount referred to above is:

Amount	Currency

2,621,000	Euro

say Two Million, Six Hundred and Twenty One Thousand Euro

B.        This guarantee is subject to the following terms and conditions:

1.
Unless the contrary intention appears, words in the plural shall include the singular.   References herein to the masculine gender shall include the feminine as the context admits and any reference in this guarantee to a “guarantee” shall be deemed to refer to this “Guarantee and Indemnity”.

2.	This guarantee shall be in addition to and not in substitution for any other guarantee for the Customer given to the Bank by the Guarantor.

3.
This guarantee shall be in addition to and shall not be in any way prejudiced or affected by any collateral or other security now or hereafter held by the Bank for all or any part of the liabilities hereby guaranteed.

4.
Although the ultimate liability of the Guarantor under this guarantee is not to exceed the limit hereinbefore specified, yet this guarantee shall be construed and take effect as a guarantee for the whole and every part of the ultimate balance owing by the Customer to the Bank and unless and until such balance has been paid in full by the Guarantor the Guarantor shall not be entitled to share in any security held by the Bank on account of that balance or to stand in the place of the Bank in respect of any security or money nor until such balance has been paid in full shall the Guarantor take any steps to enforce any right or claim against the Customer in respect of any monies paid by the Guarantor to the Bank hereunder or have or exercise any rights as surety in competition with the Bank.

5.
For the purpose of enabling the Bank to sue the Customer or prove against his estate or prove in the bankruptcy, winding up of, insolvency or examination by an examiner of or any analogous proceedings in relation to the Customer for the whole of the ultimate balance or to preserve intact the liability of any other party, the Bank may at any time place and keep for such time as it may think prudent any money received, recovered or realised hereunder on one or more separate or suspense accounts to the credit either of the Guarantor or of such other party as it shall think fit without any intermediate obligation on the part of the Bank to apply the same or any part thereof in or towards the discharge of the ultimate balance owing as aforesaid and without any intermediate right on the part of the Guarantor to sue the Customer or prove against his estate or in the bankruptcy, insolvency or winding-up of or in the examination by an examiner of or any analogous proceedings in relation to the Customer in competition with the Bank or so as to diminish any dividend or other advantage that would or might come to the Bank or so as to treat the liability of the Customer as diminished.

6.
All monies received by the Bank from the Guarantor or the Customer or any other party liable to pay the same may be applied by the Bank to any account or item of account or to any transaction to which the same may be applicable.

7.
This guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of the whole or any part of any sum or sums of money owing as aforesaid but shall be a continuing security and shall extend to cover any sum or sums of money which shall for the time being constitute the balance due from or unpaid by the Customer to the Bank upon any such account or accounts as aforesaid and so that where such balance exceeds the aforesaid limit of the liability of the Guarantor, the Bank may select the particular account or accounts which is or are to be regarded as secured by this guarantee.

8.
Demands under this guarantee may be made from time to time and may be withdrawn and subsequently made again and the liabilities and obligations of the Guarantor under this guarantee may be enforced irrespective of:

(a)	whether any demands, steps or proceedings are being or have been taken against the Customer, the Guarantor and/or any third party; or

(b)	whether or in what order any security to which the Bank may be entitled in respect of the ultimate balance is enforced.

In any case where the liability of the Customer to the Bank is in respect of a liability of the Bank incurred on behalf of the Customer which is contingent a demand for payment of any such liability may be made by the Bank at any time on the Guarantor for an amount not exceeding the likely maximum amount as determined by the Bank of that liability; notwithstanding that at the time of such demand the Bank has not been called upon to make payment on behalf of or in respect of the Customer.  In the case that any amount so paid by the Guarantor to the Bank hereunder shall exceed the amount of the liability actually incurred by the Bank upon crystallisation of such contingent liability the Bank shall refund such excess amount together with any interest that would have accrued thereon had a similar amount been placed on deposit with the Bank for a similar period of time.

In the event of any demand being made under this guarantee, the Bank may continue its account(s) with the Customer notwithstanding the calling in of the Guarantor's liability in respect of the amount due from the Customer at the date when the calling in takes effect and such amount due shall remain regardless of any subsequent dealings in any such account(s).

9.
This guarantee shall be binding as a continuing security on the Guarantor until the expiration of one calendar month after the Guarantor shall have given to the Bank notice in writing to discontinue and determine it.

10.	In the event of this guarantee ceasing from any cause whatsoever to be binding as a continuing security on the Guarantor:-

(a)        all cheques, orders for payment, drafts, bills, notes and negotiable instruments or securities drawn, made, endorsed or accepted by or for the account of the Customer on the Bank or its agents and purporting to be dated on or before the date when the guarantee ceases to be a continuing security (“the discontinuance date”) although presented to or paid by the Bank or its agents after the discontinuance date, and

(b)        all liabilities of the Customer to the Bank at the discontinuance date whether certain or contingent or whether payable forthwith or at some future time or times and also all credits then established by the Bank for the Customer shall remain payable by the Guarantor under this guarantee notwithstanding that the guarantee shall have ceased to be binding as a continuing security; and

(c)        The Bank shall be at liberty without thereby affecting its rights hereunder to open a fresh account or accounts or to continue any then existing account or accounts with the Customer and no money paid from time to time into any such account or accounts by or on behalf of the Customer and subsequently drawn out by the Customer shall on settlement of any claim in respect of this guarantee be appropriated towards or have the effect of payment of any part of the monies due from or unpaid by the Customer or of the interest thereon at the time of this guarantee ceasing to be so binding as a continuing security unless the party paying in the money shall at the time of payment in writing direct the Bank specially to appropriate it to that purpose.

11.(i)
The Bank shall be at liberty without any further consent from the Guarantor and without in any way affecting its rights against the Guarantor, and notwithstanding that it may increase or otherwise affect the liability of the Guarantor at any time to

(a)        renew, determine, enlarge or vary any credit to the Customer, to renew, vary, exchange, release or abstain from perfecting or enforcing any other securities held or to be held by the Bank for or on account of the monies intended to be hereby secured or any part thereof, to renew bills and promissory notes in any manner and to compound with, give time for payment to, accept compositions from and make any other arrangements with the Customer or any other party in respect of the liabilities hereby secured;

(b)        vote for or against any composition offered or made by the Customer or any person or company in any winding up, bankruptcy, examination or arrangement matter whether outside or under the control of the Court or value or give up therein any security.

11.(ii)
The liabilities and obligations of the Guarantor under this guarantee shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever except the proper and valid payment of the ultimate balance and subject as hereinafter provided in this guarantee an absolute discharge or release of the Guarantor signed by the Bank and without prejudice to its generality the foregoing shall apply in relation to anything which would have discharged the Guarantor (wholly or in part) or which would have afforded the Guarantor any legal or equitable defence.

11.(iii)
The Bank may release or discharge any one or more of the persons a party to this guarantee from the obligations of this guarantee or compound with or otherwise vary or agree to vary the liability of or to grant time or indulgence or to make other arrangements with any one or more of them or any other person without prejudicing or affecting its rights against the other or others of such persons. Without prejudice to the generality of the foregoing none of the liabilities or obligations of any of the Guarantor under this guarantee shall be impaired by any provision of this guarantee being or becoming void, unenforceable or otherwise invalid under any applicable law as regards any other Guarantor for any reason whatsoever.

12.
A certificate in writing signed by any duly authorised officer of the Bank stating the amount at any particular time due and payable by the Guarantor to the Bank shall (save for manifest error) be conclusive evidence as against the Guarantor.

13.
The Guarantor hereby warrants and undertakes to the Bank that in respect of its liability under this guarantee it has not taken and will not take from the Customer, either directly or indirectly, without the consent of the Bank, any promissory notes, bills of exchange, mortgage, charge or other security whether merely personal or involving a charge on any property whatsoever of the Customer whereby the Guarantor or any person claiming through them by endorsement, assignment, or otherwise would or might on the bankruptcy, insolvency, winding-up of or examination by an examiner of or any analogous proceedings in relation to the Customer and to the prejudice of the Bank increase the proofs in such bankruptcy, insolvency; winding-up of or examination by an examiner of or any analogous proceedings in relation to the Customer or diminish the property distributable among the creditors of the Customer; and that as regards any such security as aforesaid which the Guarantor may have taken or may take with such consent as aforesaid the security shall be a security to the Bank for the fulfilment of the obligations of the Guarantor hereunder and shall forthwith be deposited by the Guarantor with the Bank for that purpose.

14.
In respect of the Guarantor's liability hereunder the Bank shall have a lien on all securities or other property of the Guarantor held by the Bank whether for safe custody or otherwise.   The Guarantor hereby authorise the Bank entirely at the discretion of the Bank (as well before as after demand hereunder) and without any notice to the Guarantor at any time to set-off and apply any credit balance on any account of the Guarantor with the Bank (whether current or otherwise or subject to notice or not) or any monies held by or to be held by the Bank to the order of the Guarantor, in satisfaction of any sum due and payable by the Guarantor to the Bank hereunder and for this purpose the Bank is authorised to purchase with the monies standing to the credit of any such account or any monies held or to be held as aforesaid such other currencies as may be necessary to effect such application.   The Bank shall not be obliged to exercise any right given to it by this clause 14.

15.
No assurance, security or payment which may be avoided or proves to have been for any reason invalid under any enactments relating to bankruptcy or under the provisions of any other law governing the Customer or the Guarantor or any other person from whom the Bank receives any assurance, security or payment and no release, settlement, discharge, composition or arrangement which may have been given or made on the faith of any such assurance, security or payment shall prejudice or affect the Bank's right to recover from the Guarantor to the full extent of this guarantee as if such assurance, security, payment, release,  settlement, discharge, composition or arrangement (as the case may be) had never been granted, given or made.  The Bank shall be at liberty to retain any security held for the Guarantor's liability hereunder for a period of seven months after the repayment of all sums that are or may become due to the Bank from the Customer notwithstanding any release, settlement, discharge or arrangement given or made by the Bank provided that if at any time within the period of six months after such repayment either a bankruptcy petition shall be presented against the Customer or a petition shall be presented to a competent Court for an Order for the winding up of the Customer or the Customer shall commence to be wound up voluntarily or if a petition is presented before any competent Court or an Order is made or notice published or issued by any competent Court or any analogous proceedings or action is taken in connection with the appointment of an examiner, administrator, administrative receiver, trustee or any similar officer to the Customer or to a Related Company of the Customer.  The Bank shall be at liberty to continue to retain such security or any part thereof for and during such further period as the Bank may determine in which event such security shall be deemed to have continued to have been held by the Bank as security for the payment to the Bank of all or any sums which shall or may become due and owing to the Bank from and by the Guarantor either by virtue of the provisions of this guarantee or as a consequence of any Order made by a competent Court under any provisions of bankruptcy or company law.

For the purposes of this clause 15 Related Company has the meaning ascribed to it in Section 4 (5) of the Companies (Amendment) Act, 1990.

16.
The non-execution or invalid execution of this guarantee by any one or more of those who have agreed to join in this guarantee will not affect the liability of those who have joined in and signed this guarantee.

17.
This guarantee shall not be discharged nor shall the Guarantor's liability be affected by reason of any failure or irregularity defect or informality in any security given by or on behalf of the Customer in respect of the monies or liabilities hereby secured nor by any legal limitation, disability, incapacity or want of any borrowing powers of or by the Customer or want of authority of any director, manager, official or other person appearing to be acting for the Customer in any matter in respect of the monies or liabilities hereby secured or any other circumstance which renders the liability of the Customer void or unenforceable and such monies or liabilities will be recoverable by the Bank from the Guarantor as sole, original and independent obligor upon first written demand by way of a full indemnity together with all losses, claims, costs, charges and expenses to which the Bank may be subject or which it may incur in connection with the Customer's liabilities or this guarantee.

18.
This guarantee shall not be discharged nor shall the Guarantor's liability be affected by any reduction occurring in, or other arrangement being made relating to the Customer's liabilities or any of them to the Bank as a result of any arrangement or composition, made pursuant to any of the provisions of the Companies (Amendment) Act, 1990 or any analogous provisions or made pursuant to any proceedings or actions whatsoever and whether or not following the appointment of an administrator, administrative receiver, trustee, liquidator, receiver or examiner or any similar officer to the Customer or over all or a substantial part of the assets (as the case may be) of the Customer and the Guarantor hereby agree with and to the Bank that the amount recoverable by the Bank from the Guarantor hereunder will be and will continue to be the full amount which would have been recoverable by the Bank from the Customer in respect of the Customer's liabilities and any of them had no such arrangement or composition as aforesaid been entered into.

19.
Should the Customer be an unincorporated body, committee, partnership, trustees or debtors on a joint account, this guarantee shall remain effective notwithstanding any retirement, change, accession or addition as fully as if the person or persons constituting such body, committee, partnership, trustees or debtors on joint account at the date of the Customer's default or at any time previously was or were the same as at the date hereof.

20.
Any notice or demand hereunder shall be in writing and shall be expressed to be a notice given hereunder and shall be deemed to be given upon being left at or transmitted by telex to the correct telex number of the party to whom it is being transmitted or by telefax to the party to whom it is being sent or forty-eight hours after having being posted by prepaid ordinary post to the party to which it is to be given at its address hereinbefore set out or such other address as such party shall have previously communicated by notice to the party giving such first mentioned notice or demand.

21.
If the Bank wishes to assign and/or transfer its rights in respect of any facility or accommodation made available by the Bank to the Customer, or any part thereof the Bank shall be free to assign and/or transfer to the relevant assignee or transferee the benefit of this guarantee to the extent that it relates to such facility or accommodation or such part thereof and no such assignment or transfer shall affect this guarantee as far as concerns the right of the Bank in respect of the facilities or part thereof not so assigned or transferred.  This guarantee shall not be assigned by the Guarantor except with the prior consent in writing of the Bank and shall inure to the benefit of the successors, assigns and transferees of the Bank.  The Guarantor hereby irrevocably authorise the Bank for the purposes of or in connection with any proposed transfer or assignment to disclose to the proposed assignee or transferee all and any information and documentation in the Bank's possession in relation to the Guarantor or any of them as may be reasonably required by any such person in connection with such assignment or transfer and so far as such information constitutes personal data within the meaning of the Data Protection Act, 1988 this authority shall be a consent for the purposes of the said Act.

Without prejudice to the generality of the foregoing where the Bank holds the debt(s) in respect of which the security in the form of this guarantee is given on trust for a third party and/or where the Bank holds the debt(s) following an equitable assignment thereof to a third party the Guarantor hereby acknowledge and agree that the Bank may hold this guarantee on the same terms and with like effect as it holds the debt in respect of which the security in the form of this guarantee is being given and this guarantee will be in full force and effect in respect of all such debt(s) and the benefit of the security created by this guarantee is intended by the Guarantor and the Bank to be transferable in like manner and with the same effect as the debt in respect of which the security is given.

22.
A waiver by any of the parties hereto of any breach by any other party of any of the terms, provisions or conditions of this guarantee or the acquiescence of any party hereto to any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or of any subsequent act contrary thereto.

23.	This guarantee is and will remain the property of the Bank.

24.
Every obligation of the Guarantor arising under this guarantee shall be discharged in the same currency as that of the corresponding principal debt of the Customer.  All payments to be made hereunder by the Guarantor shall be made to the Bank without any set-off or counter-claim and without any deduction for or on account of any present or future taxes, levies, imposts, duties, deductions or withholdings or other charges of whatever nature imposed, levied, collected, withheld or assessed unless the Guarantor is compelled by law so to do.   If so compelled the Guarantor shall pay such additional amounts as may be necessary in respect of their obligations hereunder in order that the net amounts after such taxes, levies, imposts, duties, deductions, withholdings  or other charges shall equal the respective amounts due hereunder.

25.
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency (in this Clause called “the first currency”) into another currency (in this Clause called “the second currency”) the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Bank could purchase the first currency with the second currency on the business day preceding that on which final judgment is given and the obligation of the Guarantor in respect of any such sum due from them to the Bank hereunder shall, notwithstanding any judgment in the second currency, be discharged only to the extent that on the business day following receipt by the Bank of any sum adjudged to be due hereunder in the second currency the Bank may in accordance with normal banking procedures purchase the first with the second currency; if the first currency so purchased falls short of the sum originally due to the Bank in the first currency, the Guarantor agrees that it shall, as a separate obligation and notwithstanding any such judgment, indemnify the Bank against such shortfall.

26.
The Guarantor confirms that on entering into this guarantee and the transactions contemplated by this guarantee and the assumption of their obligations hereunder that the Guarantor has not relied and does not rely upon any information or advice provided or any appraisal or investigation affected by the Bank or any of the professional advisers to the Bank.

27.	(i)
The Guarantor hereby waives all demands on the Customer for performance of any of the covenants, terms, conditions and agreements of any facility or accommodation or for payment of any moneys by the Customer hereby secured and also hereby waives the necessity for any presentment for payment notice of dishonour protest and such other notice (if any) which the Bank might otherwise be required to give in connection with the exercise of its rights or any of them in respect of any of the obligations contained herein or otherwise.

(ii)
The Guarantor hereby agrees that in any litigation relating to these presents the aforesaid obligations or any security therefore it shall waive the right to interpose any defence based upon any claim of laches or set-off or counter-claim of any nature or description.

28.       The Guarantor HEREBY IRREVOCABLY:-

(i)	for the benefit of the Bank submits to the jurisdiction of the Courts of Ireland in relation to any claim or proceeding in connection with this Guarantee;

(ii)
submits to any other jurisdiction in which the Guarantor has assets and the Guarantor hereby waives any objection to any claim that any suit, action or proceedings have been brought in any inconvenient forum;

(iii)	appoints the Customer as its agent for the service of legal process out of the said Courts at the Customer's address herein or at the Customer's address last known to the Bank;

(iv)	confirms that service of legal process out of such Courts on the Customer shall be deemed due service upon the Guarantor for the purposes of such legal proceedings;

(v)	agrees where requested by the Bank, and without prejudice to any other method of service, to appoint an authorised agent for service of proceedings; and

(vi)	agrees that nothing herein shall affect the right to service of legal process in any other manner permitted by law.

29.
Each of the provisions of this guarantee is severable from the others and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be effected or impaired thereby.

30.	This guarantee shall be governed by and construed in accordance with the laws of Ireland.

CORPORATE GUARANTOR

PRESENT when the Common Seal of
UTAH MEDICAL PRODUCTS, INC.	(Place Seal here)
was affixed hereto:-

__/s/ Kevin L. Cornwell_____________
Director

__/s/ Paul O. Richins_______________
Director/Secretary

We certify that we have this day received a copy of the above Guarantee.

Date:	______12- June-2008__________

On behalf of
Utah Medical Products Inc	__/s/ Kevin L. Cornwell_________